EXHIBIT 99.1


      E-LOAN Expects to Meet or Exceed Financial Guidance for Third Quarter


E-LOAN, Inc. on track for fourth consecutive GAAP profitable quarter and record revenues

     Dublin, Calif. - September 4, 2002 - E-LOAN, Inc. (Nasdaq: EELN), an online lending company, today announced that it expects to meet or exceed the financial guidance it provided on July 25, 2002 of $23.1 million in record revenues and $2 million in GAAP net income or $0.03 earnings per share for the current quarter ending September 30, 2002.

     "Based on the strong results we saw in the first two months of the quarter, we're pleased to report that we expect to meet or exceed our financial guidance," said Matt Roberts, E-LOAN's Chief Financial Officer.

About E-LOAN, Inc.

E-LOAN, Inc., an online lending company, offers consumer loans and debt management services online at www.eloan.com or 1-888-E-LOAN-22. E-LOAN has reengineered the consumer loan process by offering a broad choice of products from many lenders for mortgages, home equity loans, and auto loans in a secure online environment, combined with comprehensive personal service from dedicated loan consultants. From inception through June 2002, E-LOAN has originated and sold over $10.5 billion in consumer loans. The company's loan processing centers are located in Dublin, CA and Jacksonville, FL. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.

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